Exhibit 99.1

IGC Announces Adjournment of Annual Meeting Voting for Proposals Three and Four to Dec 15, 2017

Seeks to Obtain a Quorum of Voting Stockholders Owning Shares as of October 5, 2017

Bethesda, November 22, 2017 (GLOBENEWSWIRE) -- India Globalization Capital, Inc. (NYSE American: IGC), adjourned again the voting for Proposals Three and Four from its Notice of Annual Meeting of Shareholders, dated October 5, 2017.  Proposal Three seeks approval of the grant of 1,900,000 shares of common stock to be granted from time to time to the Company’s current and new employees, advisors, directors, and consultants by the board of directors, pursuant to certain metrics including performance, vesting and incentive as set by the board of directors and or the CEO; and Proposal Four seeks approval of the issuance of up to 2,000,000 shares of the Company’s common stock to Bricoleur Partners, L.P.

The voting on these two proposals was adjourned to December 15, 2017 at 12:00 am Eastern Standard Time to allow the Company’s stockholders additional time to vote. Stockholders who have already voted do not need to recast their votes. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked. During the period of the adjournment, the Company will continue to solicit proxies from its stockholders only with respect to the Proposals Three and Four of the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the annual meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov.

The Company encourages all stockholders who have not yet voted to do so before December 14, 2017 at 11:59 p.m., Eastern Standard Time. The stockholders may vote by internet at www.proxyvote.com, or by telephone at 800-454-8683, or by returning a properly executed proxy card to InvestorCom.

 “We have two businesses: continuing legacy operations and canna-pharmaceuticals. We have filed six cannabis-based patents addressing various ailments and expect to make our most advanced and promising formulation, Hyalolex for Alzheimer’s, available to patients in select U.S. states in the first two months of 2018. Roughly 5.3 million individuals in the U.S. and 44 million worldwide suffer from this debilitating disease. Our formulation, Hyalolex, has been shown to address the primary indicators of Alzheimer’s, plaques and tangles, as well as alleviate several end points of the disease like anxiety and sleep disorder.  Importantly, this is achieved without the patient getting high, or suffering long-term damage to neurons,” states Ram Mukunda, IGC CEO.

About IGC:
IGC is engaged in the development of cannabis based combination therapies to treat Alzheimer’s, pain, nausea, eating disorders, several end points of Parkinson’s, and epilepsy in dogs and cats. IGC has assembled a portfolio of patent filings and four lead product candidates addressing these conditions. The company is based in Maryland, USA.

For more information please visit www.igcinc.us

Follow us on Twitter @IGCIR and Facebook.com/IGCIR/

Forward-looking Statements:
Please see forward-looking statements and risk factors as discussed in detail in IGC's Form 10K for fiscal year ended March 31, 2017, and in other reports filed with the U.S. Securities and Exchange Commission.

Contact at IGC:
Claudia Grimaldi
301-983-0998

Contact at InvestorCom, Inc.
Michelle Frosch
877-972-0090